Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 14, 2025 with respect to the Common Stock, $0.0001 par value per share, of GrabAGun Digital Holdings Inc., a Texas corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Hilty Holdings, Ltd.

By:	/s/ Justin C. Hilty
Justin C. Hilty, Sole Member and Manager of Hilty Management, LLC, its General Partner
Date:	November 14, 2025

Hilty Management, LLC

By:	/s/ Justin C. Hilty
Justin C. Hilty, Sole Member and Manager
Date:	November 14, 2025

Justin C. Hilty

By:	/s/ Justin C. Hilty
Justin C. Hilty
Date:	November 14, 2025